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Exhibit 11

COASTCAST CORPORATION
COMPUTATION OF PER SHARE EARNINGS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Common stock outstanding at beginning of period	7,676,042	7,738,372	7,641,769	7,701,571
Exercise of options	—	1,667	34,273	38,468
Repurchase of common stock	(41,000)	(375,658)	(41,000)	(375,658)

Common stock outstanding at end of period	7,635,042	7,364,381	7,635,042	7,364,381

Weighted average shares outstanding,
for computation of basic earnings per share	7,661,335	7,579,377	7,670,411	7,662,427
Dilutive effect of stock options after application of
treasury stock method	48	148,898	10,382	185,170

Total diluted weighted average shares outstanding,
for computation of diluted earnings per share	7,661,383	7,728,275	7,680,793	7,847,597

Net income	$1,188,000	$1,596,000	$199,000	$8,680,000

Net income per share data:
Net income per share—basic	$0.16	$0.21	$0.03	$1.13

Net income per share—diluted	$0.16	$0.21	$0.03	$1.11

11

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Exhibit 11
COASTCAST CORPORATION COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)